Exhibit 3.1

CORNERSTONE REALTY FUND, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

(AMENDED AND RESTATED)

TABLE OF CONTENTS

1.	ORGANIZATION
	1.1.	Formation
	1.2.	Name
	1.3.	Purpose
	1.4.	Duration
	1.5.	Principal Place of Business, Registered Office and Resident Agent
	1.6.	Title to Fund Property
	1.7.	Intention for Fund
	1.8.	Definitions
2.	BOOKS, RECORDS AND ACCOUNTING
	2.1.	Books and Records
	2.2.	Fiscal Year; Accounting
	2.3.	Bank Accounts
	2.4.	Reports to Members
	2.5.	Tax Returns
	2.6.	Appraisals
	2.7.	List of Members
	2.8.	Valuation of Units
3.	MEMBERS, UNITHOLDERS AND MEETINGS OF MEMBERS
	3.1.	Units of Membership Interest
	3.2.	Book-Entry Evidence of Ownership
	3.3.	Place of Meetings
	3.4.	Meetings of Members
	3.5.	Notice of Meetings
	3.6.	Record Dates
	3.7.	List of Members
	3.8.	Quorum
	3.9.	Proxies
	3.10.	Inspectors of Election
	3.11.	Manner of Voting
	3.12.	Actions Without a Meeting
4.	CAPITAL CONTRIBUTIONS
	4.1.	Contributions, Members and Unitholders
	4.2.	Capital Accounts
	4.3.	Capital Accounts and Capital Contributions in General
5.	ALLOCATIONS OF NET INCOME AND NET LOSS
	5.1.	Timing and Effect
	5.2.	Allocation of Net Income and Net Loss
	5.3.	Reallocations to Avoid Excess Deficit Balances
	5.4.	Allocations Among Unitholders
	5.5.	Allocation in the Event of Section 754 Election
	5.6.	Recapture of Deductions and Credits
	5.7.	Regulatory and Curative Allocations
6.	DISTRIBUTIONS
	6.1.	Distributions To Members
	6.2.	Distributions of Uninvested Assets
	6.3.	Limitations on Distributions
	6.4.	Return of Distribution
	6.5.	Withholding on Distributions
7.	DISPOSITION OF UNITS
	7.1.	General
	7.2.	Prohibited Dispositions
	7.3.	Permitted Dispositions

	7.4.	Admission of Assignee as a Member
8.	MANAGEMENT
	8.1.	Management of Business
	8.2.	General Powers of the Managing Member
	8.3.	Limitations; Voting Rights of Members
	8.4.	Compensation and Expense Reimbursement
	8.5.	Contracts with the Managing Member and its Affiliates
	8.6.	Authority
	8.7.	Fiduciary Duty; Standard of Care
	8.8.	Liability
	8.9.	Other Interests
	8.10.	Prohibited Acts
9.	INVESTMENT OBJECTIVES AND POLICIES
	9.1.	Duties and Responsibilities; Investment Allocation
	9.2.	Prohibited Investments and Activities
	9.3.	Borrowing Policies
	9.4.	Conflicts of Interest
	9.5.	Conflict Resolution Procedures
10.	INDEMNIFICATION
	10.1.	Indemnification
	10.2.	Certain Actions
	10.3.	Expenses of Successful Defense
	10.4.	Determination that Indemnification is Proper
	10.5.	Indemnification for Portion of Expenses
	10.6.	Expense Advances
	10.7.	Indemnification of Employees and Agents of the Fund
	10.8.	Former Managing Members, Officers, Employees and Agents
	10.9.	Insurance
	10.10.	Contract Right to Indemnity
	10.11.	Exclusivity; Other Indemnification
	10.12.	Amendment or Deletion
11.	DISSOLUTION, WINDING UP AND REDEMPTION
	11.1.	Dissolution
	11.2.	Winding Up
12.	MISCELLANEOUS PROVISIONS
	12.1.	Counsel to the Fund
	12.2.	Counterparts
	12.3.	Entire Agreement
	12.4.	Severability
	12.5.	Pronouns; Statutory Reference
	12.6.	Power of Attorney
	12.7.	Notices
	12.8.	Binding Effect
	12.9.	Governing Law
	12.10.	Attorneys’ Fees
13.	DEFINITIONS

OPERATING AGREEMENT
(AMENDED and RESTATED)
FOR

CORNERSTONE REALTY FUND, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT, made effective July 19, 2001 and amended and restated effective as of June 30, 2003, is among Cornerstone Industrial Properties, LLC, a California limited liability company, Terry G. Roussel, and the Persons executing this Agreement as members of the Fund and those Persons who will hereafter be admitted as members upon acceptance by the Managing Member of an executed Subscription Agreement pursuant to which such parties accept and adopt the provisions of this Operating Agreement (the “Members”), who agree as follows:

1.             ORGANIZATION

1.1.          Formation.  Cornerstone Realty Fund, LLC (the “Fund”) has been organized as a California limited liability company pursuant to the laws of the State of California, including the Beverly-Killea Limited Liability Company Act, all as the same may be amended from time to time (all of such applicable laws being hereinafter referred to as the “Limited Liability Company Law”), by the filing of Articles of Organization (“Articles”) with the Office of the Secretary of State of the State of California as required by the Limited Liability Company Law.  The Managing Member shall cause the execution, filing, and recording of all such other certificates and documents, including amendments to the Articles of the Fund, and shall do or cause to be done such other acts as may be appropriate to comply with all requirements for the formation, continuation, and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of California and any other jurisdiction in which the Fund may own property or conduct business.

1.2.          Name.  The name of the Fund will be Cornerstone Realty Fund, LLC.  The Fund may also conduct its business under one or more assumed names.

1.3.          Purpose.  The purpose of the Fund is to engage for a competitive profit in any activity within the purposes for which limited liability companies may be organized under the Limited Liability Company Law.  Notwithstanding the foregoing, without the consent of Unitholders owning a majority of the outstanding Units and the Managing Member, the Fund shall not engage in any business other than the following:

1.3.1.       The business of acquiring, operating and selling multi-tenant industrial properties; and

1.3.2.       Such other activities directly related to the foregoing business as may be necessary, advisable, or appropriate in the reasonable discretion of the Managing Member to further the foregoing business.

The Fund will have all the powers necessary or convenient to effect that purpose, including all powers granted by the Limited Liability Company Law.

1.4.          Duration.  The Fund will continue in existence for the period fixed in the Articles for the duration of the Fund or until the Fund is sooner dissolved and its affairs wound up in accordance with the Limited Liability Company Law or this Agreement.

1.5.          Principal Place of Business, Registered Office and Resident Agent.  The principal office of the Fund shall be located at 4590 MacArthur Blvd., Suite 610, Newport Beach, CA 92660, or such other address as may be designated from time to time by the Managing Member.  The Fund shall have an office at such other address(es) as may be designated from time to time by the Managing Member.  The name and address of the registered agent for service of process on the Fund in the State of California is Terry G. Roussel, 4590 MacArthur Blvd., Suite 610, Newport Beach, CA 92660, or such other agent and address as may be designated from time to time by the Managing Member.

1.6.          Title to Fund Property.  All Properties owned by the Fund, whether real or personal, tangible or intangible, shall be deemed to be owned by the Fund as an entity, and no Member, individually, shall have any ownership of such Properties.  The Fund may hold any of its assets in its own name or in the name of a nominee.

1.7.          Intention for Fund.  The Members have formed the Fund as a limited liability company under the Limited Liability Company Law.  The Members specifically agree that, except for purposes of federal income tax classification, the Fund will not be a partnership (including a limited partnership) or any other venture, but the Fund will be a limited liability company under the Limited Liability Company Law.  Except for purposes of federal income tax classification, no Member will be construed to be a partner in the Fund or a partner of any other Member or Person; and the Articles, and this Agreement and the relationships it creates, will not be construed to suggest otherwise.  Except as required under the Limited Liability Company Law or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Fund, whether that liability or obligation arises in contract, tort, or otherwise.  A Member’s liability shall be limited to such Member’s Capital Contribution and its share of undistributed Net Income of the Fund.

1.8.          Definitions.  Certain capitalized terms used in this Agreement are defined in Section 14.

2.             BOOKS, RECORDS AND ACCOUNTING

2.1.          Books and Records.  The Fund will maintain at its principal office complete and accurate books of account and records of the Fund’s business and affairs as required by the Limited Liability Company Law, and showing the assets, liabilities, costs, expenditures, receipts, profits and losses of the Fund, and which books of account and records shall include provision for separate Capital Accounts for each Member, and shall provide for such other matters and information as a Member shall reasonably request, together with copies of all documents executed on behalf of the Fund.  Each Member and its representatives, duly authorized in writing, shall have the right to inspect and examine, at all reasonable times, at the Fund’s principal office, all such books of account, records, and documents.  The Managing Member shall appoint a firm of certified public accountants to audit the Fund’s annual financial statements.

2.2.          Fiscal Year; Accounting.  The Fund’s fiscal year will be the calendar year.  The Fund shall follow generally accepted accounting principles and use the accrual method of accounting in preparation of its financial statements and the appropriate tax method in preparation of its tax returns.

2.3.          Bank Accounts.  One or more accounts in the name of the Fund shall be maintained in such bank or banks as the Managing Member may from time to time select.  Any checks of the Fund may be signed by any Person(s) designated, from time to time, by the Managing Member.

2.4.          Reports to Members.  At the expense of the Fund, the Managing Member shall cause to be prepared and made available to the Members during each year the following:

2.4.1.       If and for as long as the Fund is required to file quarterly reports on Form 10-Q with the Securities and Exchange Commission, the information contained in each such report for a quarter shall be sent upon request to the Members within sixty (60) days after the end of such quarter.  Such reports shall contain at least an unaudited balance sheet, an unaudited statement of income for the quarter then ended, an unaudited cash flow statement for the quarter then ended (in the form set forth in quarterly reports required from time to time under the Securities Exchange Act of 1934), and other pertinent information concerning the Fund and its activities during the quarter covered by such reports.  If and when such reports are not required to be filed, each Member will be furnished within sixty (60) days after the end of the first six (6) month period of Fund operations an unaudited financial report for that period containing the same information required in the quarterly reports described above.

2.4.2.       Within seventy-five (75) days after the end of the Fund’s fiscal year, all information necessary for the preparation of the Members’ federal income tax returns and state income and other tax returns with regard to the jurisdictions where the Properties are located shall be sent to each Member.

2.4.3.       Within one hundred twenty (120) days after the end of the Fund’s fiscal year, an annual report containing (i) a balance sheet as of the end of its fiscal year and statements of income, Member’s equity, and statement of cash flows, for the year then ended, shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor’s report containing an opinion of an independent certified public accountant, and (ii) a report of the activities of the Fund during the period covered by the report shall be sent to each member upon request.  Such report shall include a schedule of all compensation paid and distributions made to the Managing Member, including a description of the services performed and identifying the source of each distribution.  Such report shall also set forth Distributions to the Members for the period covered thereby and shall separately identify Distributions from (1) Net Cash Flow from Operations during such period, (2) Net Cash Flow from Operations during a prior period which had been held as reserves, (3) Net Sales Proceeds from the disposition of Property and investments, and (4) reserves from the Gross Proceeds of the offering originally contributed by the Members.  Such report shall set forth the valuation of a Unit in accordance with Section 2.8 of this Agreement.

2.4.4.       The Managing Member shall, within sixty (60) days of the end of each quarter wherein fees were received, send upon request to each Member a detailed statement setting forth the services rendered, or to be rendered, by the Managing Member and the amount of the fees received.  In addition, an annual report shall be prepared summarizing such fees and other remuneration and such report shall include a breakdown of costs reimbursed to the Managing Member with verification of the allocation of costs confirmed by the Fund’s certified public accountants.  Such annual report shall be furnished at the same time as the report in Section 2.4.3 above.

2.4.5.       Within sixty (60) days of the end of each quarter in which the Fund acquires Properties, the Managing Member shall send quarterly reports setting forth the details of the acquisition of Properties to each Member upon request.  The report may be in the form of a supplement to the Prospectus and may be prepared more frequently than quarterly.  The report shall contain the following information:  (a) the location and a description of the general character of all materially important real properties acquired or presently intended to be acquired by the Fund during the quarter, (b) the present or proposed use of such properties and their suitability and adequacy for such use, (c) the terms of any material lease affecting the property, (d) a statement that title insurance has been or will be obtained on all properties acquired, and (e) a statement of the amount of proceeds in the Fund which remain uncommitted or unexpended, stated as both a dollar amount and percentage of the total amount of the offering proceeds of the Fund.

The Fund shall post all of the foregoing reports on its website.

The Managing Member shall also make such reports available upon request of the administrator of the securities agency in any state in which Units were registered for sale.

2.5.          Tax Returns.  As soon as practicable after the end of each fiscal year, the Fund shall cause to be prepared and transmitted to the Members federal and appropriate state and local Income Tax Schedules “K-1,” or any substitute therefor, with respect to such fiscal year on appropriate forms prescribed.  The Fund, in the discretion of the Managing Member, shall be entitled to utilize any special reporting opportunities available under the Code to programs with a large number of Members.

2.6.          Appraisals.  All Property acquisitions made by the Fund shall be supported by an appraisal prepared by a competent, independent appraiser.  The appraisals shall be maintained by the Managing Member for at least five years, and shall be available for inspection and duplication by any Unitholder.

2.7.          List of Members.  An alphabetical list of names, addresses and business telephone numbers of Unitholders and the number of Units held by each of them shall be maintained as part of the books and records of the Fund and shall be made available for inspection by Unitholder or its designated agent at the principal office of the Fund upon request by a Unitholder.  A copy of such list in readily readable type size shall be mailed to any Unitholder requesting the list within 10 days of the request.  The Fund may make a reasonable charge for copy work.

2.8.          Valuation of Units.  For the first two (2) full fiscal years following the termination of the offering, the value of a Unit will be deemed to be $500, and no valuations will be performed.  Thereafter the estimated value of each Unit will be determined annually based upon the estimated amount a Unitholder would receive if all of the Fund’s assets were sold as of the close of the Fund’s fiscal year for their estimated values and if such proceeds, without reduction for selling expenses, together with the other assets of the Fund, were distributed in liquidation of the Fund.  Such estimated values will be based upon annual valuations of Fund properties performed by the Managing Member, but no independent appraisals will be obtained.

3.             MEMBERS, UNITHOLDERS AND MEETINGS OF MEMBERS

3.1.          Units of Membership Interest.  Units shall be issued to Members pursuant to the Fund’s offering of interests as described in one or more Form S-11 registration statements and prospectuses included therein (a “Prospectus”) filed by the Fund under the Securities Act of 1933, as amended (the “Offering”).  Except as otherwise provided in this Section 3.1, no additional Units shall thereafter be issued by the Fund.  Notwithstanding any contrary provision of this Agreement, the Fund shall do or cause to be done whatever is required so that the Units shall be “Publicly-Offered Securities” within the meaning of Section 2510.3-101 of the Department of Labor Regulations, 29 CFR § 2510.3-101, as amended, or any successor provision.  The Managing Member may, in its discretion, in order to comply with the foregoing requirement, issue for such consideration as it may determine (including by gift) Units to such Persons and in such Percentage Interests as it may determine.  The Managing Member will receive its interest in the Fund for a contribution of $1,000, and such interest of the Managing Member will not be considered an interest in Units for purposes hereof.  Notwithstanding the preceding sentence, the Managing Member may acquire Units and be treated in the same manner as other Unitholders with respect thereto.

3.2.        Book-Entry Evidence of Ownership

3.2.1.       The Units will be issued only in fully registered book-entry form.  Ownership of Units in the Fund will be shown on and transfer thereof will be effected only through book-entry in records maintained by the Fund.  Certificates evidencing ownership of Units will not be issued.

3.2.2.       Units of the Fund shall be transferable in the manner prescribed by law and in this Agreement, subject to restrictions set forth in Article 7 hereof.  Assuming all restrictions on transfers have been met, transfers of Units shall be made on the books of the Fund.

3.3.          Place of Meetings.  All meetings of Members shall be held at the principal office of the Fund or at such other place as shall be determined by the Managing Member and stated in the notice of meeting.

3.4.          Meetings of Members.  Meetings of all Members may be called by the Managing Member and shall be called upon the written request to the Managing Member of Members holding in the aggregate at least ten percent (10%) of the Percentage Interests owned by all Members.  The request shall state the purpose or purposes for which the meeting is to be called.

3.5.          Notice of Meetings.  In the case of a meeting requested by Members holding at least ten percent (10%) in the aggregate of the Percentage Interests owned by all Members, the notice shall be delivered to the Members of the Fund within 10 business days of receipt of such request.  Except as otherwise provided by statute, written notice of the time, place and purposes of a meeting of Members shall be given not less than 10 nor more than 60 days before the date of the meeting to each Member, either personally or by mailing such notice to its last address as it appears on the books and records of the Fund.  The notice must include a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the Members and of any proposed amendment to the Agreement. The Fund will provide for proxies or written consents which specify a choice between approval and disapproval of each matter to be acted upon at the meeting.  No notice need be given of an adjourned meeting provided the time and place to which such meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting.  However, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record on the new record date entitled to notice as provided in this Agreement.

3.6.          Record Dates.  The Managing Member may fix in advance a date as the record date for the purpose of determining Members entitled to notice of and to vote at a meeting of Members or an adjournment thereof, or to express consent or to dissent from a proposal without a meeting, or for the purpose of determining Members entitled to receive payment of a Distribution or allotment of a right, or for the purpose of any other action.  The date fixed shall not be more than 60 nor less than 20 days before the date of the meeting, nor more than 60 days before any other action.  In such case only such Members as shall be Members of record on the date so fixed shall be entitled to notice of and to vote at such meeting or adjournment thereof, or to express consent or to dissent from such proposal, or to receive payment of such Distribution or to receive such allotment of rights, or to participate in any other action, as the case may be, notwithstanding any transfer of any Units on the books of the Fund, or otherwise, after any such record date.  Nothing in this Agreement shall affect the rights of a Member and its transferee or transferor as between themselves.

3.7.          List of Members.  The agent of the Fund having charge of the transfer records for Units of the Fund shall make and certify a complete list of the Members entitled to vote at a Members’ meeting or any adjournment thereof.  The list (i) shall be arranged alphabetically, with the address of, and the Percentage Interest of, each Member; (ii) shall be produced at the time and place of the meeting; (iii) shall be subject to inspection by any Member during the whole time of the meeting; and (iv) shall be prima facie evidence as to who are the Members entitled to examine the list or vote at the meeting.

3.8.          Quorum.  Unless a greater or lesser quorum is required in the Articles or by the Limited Liability Company Law, the Members present at a meeting in person or by proxy who, as of the record date for such meeting, were holders of a majority of the Percentage Interests held by all Members shall constitute a quorum at the meeting.  Whether or not a quorum is present, a meeting of Members may be adjourned by a vote of the Members present in person or by proxy.

3.9.          Proxies.  A Member entitled to vote at a meeting of Members or to express consent or dissent without a meeting may authorize other Persons to act for such Member by proxy.  A proxy shall be signed by the Member or its authorized agent or representative and shall not be valid after the expiration of one year from its date unless otherwise provided in the proxy.  A proxy is revocable at the pleasure of the Member executing it except as otherwise provided by the Limited Liability Company Law.

3.10.        Inspectors of Election.  The Managing Member, in advance of a Members’ meeting, may, and on request of a Member entitled to vote thereat shall, appoint one or more inspectors.  In case a Person appointed fails to appear or act, the vacancy may be filled by appointment made by the Managing Member in advance of the meeting or at the meeting by the Person presiding thereat.  If appointed, the inspectors shall determine the Percentage Interests of all Members represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine challenges or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all Members.  On request of the person presiding at the meeting or a Member entitled to vote thereat, the inspectors shall make and execute a written report to the Person presiding at the meeting of any of the facts found by them and matters determined by them.  The report shall be prima facie evidence of the facts stated and of the vote as certified by the inspectors.

3.11.        Manner of Voting.  Votes shall be cast in writing, signed by the Member or its proxy.  When an action is to be taken by a vote of the Members, and a quorum is present, it shall be authorized by the affirmative vote of the holders of a majority of the Percentage Interests owned by all of the Members, unless a greater plurality is required by the Articles, this Agreement or by the Limited Liability Company Law.

3.12.        Actions Without a Meeting.  Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the number of Members required to approve such action, but in no event less than a majority in Percentage Interest of the Members.  Each written consent will bear the date and signature of each Member who signs the consent.

4.             CAPITAL CONTRIBUTIONS

4.1.          Contributions, Members and Unitholders.

4.1.1.       The Fund intends to issue and sell in public offerings pursuant to one or more Form S-11 registration statements under the Securities Act of 1933 as amended, not less than $3,000,000 nor more than $50,000,000 in Units, in the aggregate, and to admit as Members the Unitholders who contribute cash to the capital of the Fund for such Units.  Each purchaser of Units must purchase a minimum of five (5) Units, except that for Qualified Plans the minimum purchase shall be two (2) Units.  Units shall be issued in Units of $500 each.  A minimum of 6,000 Units and a maximum of 100,000 Units shall be issued pursuant to said registration statement.

4.1.2.       Upon receipt by the Escrow Agent of Three Million Dollars ($3,000,000) in cash, representing the subscription payments for 6,000 Units, the Fund will direct the Escrow Agent to transfer such funds to the Fund’s general account and will commence admitting the purchasers of the Units to the Fund as Members and Unitholders not later than fifteen (15) days after escrow funds are released.  Interest from the date funds were deposited in escrow until the release from escrow (net of escrow expenses) will be distributed to purchasers pro rata based on the number of days such purchaser’s funds were held in escrow as soon as practicable after the date the minimum number of Units is sold.  No interest in an amount less than $25.00 will be paid to purchasers.  The Managing Member or its Affiliates may purchase up to $450,000 of Units to permit the release of funds from escrow.  Units so purchased will be acquired for investment and on the same terms as offered to other purchasers.  If subscriptions for at least 6,000 Units have not been received by one year following the effective date of the Offering, all funds received from purchasers as of such time will be promptly refunded to each purchaser along with any interest earned thereon (after escrow expenses) on a pro rata basis, based on the number of days such purchaser’s funds were held in escrow.  Following release of funds from escrow, Unitholders will be admitted not later than the last day of the calendar month following the date their subscription is accepted by the Fund.

4.2.          Capital Accounts.  The Fund shall establish and maintain a separate capital account for each Member (“Capital Account”).  The Fund shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv).  Each Capital Account shall reflect, among other items (i) all Capital Contributions made to the Fund, (ii) all allocations of Net Income and Net Loss, and (iii) all Distributions made by the Fund.  Any and all amounts distributed by the Fund to a Member as a fee and/or as compensation or reimbursement for services shall not reduce such Member’s Capital Account.

4.2.1.       The Capital Accounts and the other provisions in this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with those Regulations and in the event of any conflict, those Regulations shall prevail.

4.3.          Capital Accounts and Capital Contributions in General.

4.3.1.       In the event that a Member’s Units or a portion thereof are transferred in accordance with the provisions of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Units or portion thereof so transferred.

4.3.2.       Except as otherwise provided in this Agreement (i) no interest will accrue on any Capital Contribution or on the positive balance, if any, in any Capital Account, (ii) no Member will have any right to withdraw any part of its Capital Account or to demand or receive the return of its Capital Contribution, or to receive any Distributions from the Fund, (iii) no Member shall be required to make any additional contribution to the capital of, or any loan to, the Fund, and (iv) no Member shall have any liability for the return of any other Member’s Capital Account or Capital Contributions.

5.             ALLOCATIONS OF NET INCOME AND NET LOSS

5.1.          Timing and Effect.  Except as otherwise provided in this Article 5, Net Income and Net Loss shall be allocated to the Members for any fiscal year in a manner so as to comply with the requirements of Regulation Section 1.704-1(b)(2)(iv).

5.2.          Allocation of Net Income and Net Loss.

5.2.1.       Subject to Sections 5.3 and 5.7, Net Income shall be allocated to the Members as follows:

(a)           First, ten percent (10%) to the Managing Member and ninety percent (90%) to the Unitholders, until the Net Income allocated pursuant to this Section 5.2.1(a) for the current year and all prior fiscal years equals the cumulative Net Loss allocated to the Members pursuant to Section 5.2.2(b) for all prior fiscal years (pro rata among the Members in proportion to their share of the Net Loss being offset); and

(b)           Next, to the Members in the same proportion as Net Cash Flow from Operations or Net Sales Proceeds were distributed to the Members pursuant to Sections 6.1.1 and 6.1.2 for the current year and all prior fiscal years, exclusive of any Distributions representing a return of Invested Capital Contributions pursuant to Section 6.1.2(i), until such time as the allocations of Net Income pursuant to this Section 5.2.1(b) for the current year and all prior fiscal years equal such Distributions for the current year and all prior fiscal years (pro rata among the Members in proportion to their share of such Distributions); and

(c)           The balance, if any, fifty percent (50%) to the Managing Member and fifty percent (50%) to the Unitholders.

5.2.2.       Subject to Sections 5.3 and 5.7, Net Loss shall be allocated as follows:

(a)           First, fifty percent (50%) to Managing Member and fifty percent (50%) to the Unitholders until the Net Loss allocated pursuant to this Section 5.2.2(a) for the current year and all prior fiscal years equals the cumulative Net Income allocated to the Members pursuant to Section 5.2.1(c) for all prior fiscal years (pro rata among the Members in proportion to their share of the Net Income being offset); and

(b)           The balance, if any, ten percent (10%) to the Managing Member and ninety percent (90%) to the Unitholders.

5.3.          Reallocations to Avoid Excess Deficit Balances.  Notwithstanding any other provisions of this Agreement to the contrary, no Net Loss shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit.  Such Net Loss or deduction shall be reallocated away from such Member and to the other Members, on a pro rata basis, but only to the extent that such reallocation would not cause or increase any such other Member’s Adjusted Capital Account Deficit.  Any Net Loss reallocated hereunder shall be subject to an immediate chargeback of Net Income prior to any other allocations of Net Income pursuant to Section 5.2.1 in any subsequent period.

5.4.          Allocations Among Unitholders.  Except as otherwise provided in this Article V, including, without limitation, Section 5.7.7 with respect to transferred Units, allocations of Net Income or Net Loss to Unitholders as a class shall be allocated among the Unitholders in accordance with their respective Percentage Interests, including, without limitation, Section 5.7.7 with respect to transferred Units.

5.5.          Allocation in the Event of Section 754 Election.  To the extent an adjustment to the adjusted tax basis of any Fund asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of that adjustment to the Capital Accounts shall be treated as an item of Net Income (if the adjustment increases the basis of the asset) or Net Loss (if the adjustment decreases the basis of the asset), and that Net Income or Net Loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Regulation.

5.6.          Recapture of Deductions and Credits.  If any “recapture” of deductions or credits previously claimed by the Fund is required under the Code upon the sale or other taxable disposition of any Property, those recaptured deductions or credits shall, to the extent possible, be allocated to the Members pro rata in the same manner that the deductions and credits giving rise to the recapture items were originally allocated, using the “first-in, first-out” method of accounting; provided, however, that this Section 5.6 shall only affect the characterization, but not amount of Net Income allocated among the Members for tax purposes.

5.7.          Regulatory and Curative Allocations.

5.7.1.       Qualified Income Offset.  In the event that any Member unexpectedly receives any adjustment, allocation or distribution described in Regulation Sections 1.704-1(b)(2)(ii)(d) (4), (5) or (6), items of Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of that Member as quickly as possible.

5.7.2.       Gross Income Allocation.  In the event that, despite Section 5.3, any Member has an Adjusted Capital Account Deficit at the end of any fiscal year, that Member shall be specially allocated items of Net Income (or gross income) to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.7.2 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been made as if Section 5.7.1 and this Section 5.7.2 were not in the Agreement.

5.7.3.       Minimum Gain Chargeback.  To the extent required under Regulation Section 1.704-2(f), if there is a net decrease in Fund Minimum Gain during any fiscal year, each Member shall be allocated, before any other allocation of Fund items for such taxable year, items of Net Income for such year (and, if necessary, subsequent years), in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of such net decrease in Minimum Gain as determined under Regulation Section 1.704-2(g).  The items so allocated shall be determined in accordance with Regulation Section 1.704-2(j)(2)(i).  This Section 5.7.3 is intended to comply with the “minimum gain chargeback” requirements of the Regulations and shall be interpreted consistently therewith.

5.7.4.       Member Minimum Gain Chargeback.  To the extent required under Regulation Section 1.704-2(i), if there is a net decrease in minimum gain attributable to Member non-recourse debt during a Fund taxable year, any Member with a share of that Member non-recourse debt minimum gain (determined under Regulation Section 1.704-2(i)(5)) as of the beginning of the year must be allocated items of Net Income for such year (and if necessary, subsequent years) equal to that Member’s share of the net decrease in the Member non-recourse debt minimum gain.  A Member’s share of the net decrease in Member non-recourse debt minimum gain is determined in a manner consistent with the provisions of Regulation Section 1.704-2(i)(5).  The items so allocated shall be determined in accordance with Regulation Section 1.704-2(j)(2)(ii).  This Section 5.7.4 is intended to comply with the “partner minimum gain chargeback” requirements of the Regulations and shall be interpreted consistently therewith.

5.7.5.       Curative Allocations.  The allocations set forth in Sections 5.3, 5.5, 5.7.1, 5.7.2, 5.7.3 and 5.7.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulation Sections 1.704-1(b) and 1.704-2.  Notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

5.7.6.       Adjustment to Allocations.  It is the intention of the Members that the Net Income and Net Loss for each fiscal year will be allocated to the Members in such a manner that would cause each Member’s Adjusted Capital Account Balance to equal the amount that would be distributed to such Member pursuant to Section 11.2 upon a hypothetical liquidation of the Fund if distributions were not limited to Capital Accounts.  For purposes of this Section 5.7.6, the “Adjusted Capital Account Balance” of a Member equals the balance of such Member’s Capital Account at the end of the fiscal year increased by any amount which the Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and (i)(5).  In determining the amounts distributable to the Members under Section 11.2 upon a hypothetical liquidation, it shall be presumed that (i) all of the Fund’s assets would be sold for an amount equal to the values used in calculating the Capital Accounts of the Members, (ii) payments to any holder of a non-recourse debt would be limited to the fair market value of the assets secured by repayment of such debt, and (iii) the proceeds of such hypothetical sale would be applied and distributed in accordance with Section 11.2.  If, upon the advice of the public accounting firm retained to prepare the income tax returns of the Fund, it is determined that the intentions set forth in this Section 5.7.6 are not being met by the allocations in Article V, the Managing Member shall make such allocations of Net Income or Net Loss, or items of income, gain, loss, or deduction comprising such Net Income or Net Loss as necessary to achieve the intentions set forth in this Agreement.

5.7.7.       Allocation of Net Income and Net Loss and Distributions in Respect of Transferred Interest and Newly Issued Units.  To the extent allowed by Section 706(d) of the Code, and except as otherwise expressly provided in this Article V, if any Units are transferred or newly issued during any tax year of the Fund, each item of income, gain, loss, deduction, or credit of the Fund for such tax year shall be divided and allocated among the Unitholders by taking into account their varying interests during such tax year by assigning each such item pro rata to each day in the tax year to which such item is attributable and allocating the amount of each such item so assigned to any such day to the Unitholder based upon its respective Percentage Interest at the close of such day; provided, however, that with respect to items of income, gain, loss, deduction or credit attributable to any extraordinary nonrecurring items of the Fund, the Managing Member shall have the discretion to allocate each such item among the Unitholders so as to properly take into account the varying interests of the Unitholders; further provided, that for the purpose of accounting convenience and simplicity, the Fund shall treat a transfer of, or an increase or decrease in, Units which occurs at any time during a month as having been consummated on the last day of such month, regardless of when during such month such transfer, increase, or decrease actually occurs except that in the case of transfers or new issuances in the month of December, the actual date the transfer or issuance occurred shall be used.

6.             DISTRIBUTIONS

6.1.          Distributions To Members.

6.1.1.       Net Cash Flow from Operations.  Subject to Section 6.3, distributions of Net Cash Flow from Operations of the Fund for any fiscal year will be made ninety percent (90%) to the Unitholders and ten percent (10%) to the Managing Member until the “Unitholders’ 8% Preferred Return” is attained (pro rata among the Unitholders in proportion to their share of the Unitholders’ 8% Preferred Return).  Thereafter, distributions of Net Cash Flow from Operations shall be made one hundred percent (100%) to the Early Investors until the Early Investors’ 12% Incentive Return is attained (pro rata among the Early Investors in proportion to their Early Investors’ Units).  Thereafter, Distributions of Net Cash Flow from Operations shall be made fifty percent (50%) to the Unitholders (pro rata among the Unitholders in proportion to their Percentage Interests) and fifty percent (50%) to the Managing Member.

6.1.2.       Net Sales Proceeds.  Subject to Section 6.3, Net Sales Proceeds, after replenishment of any reserves, will be distributed in the following order of priority:  (i) first, one hundred percent (100%) to the Unitholders in an amount equal to their Invested Capital Contributions, calculated at the time of such Distribution (pro rata among the Unitholders in proportion to their Invested Capital Contributions); (ii) ninety percent (90%) to the Unitholders and ten percent (10%) to the Managing Member until the Unitholders have received distributions in an amount equal to the unpaid balance of their aggregate Unitholders’ 8% Preferred Return (pro rata among the Unitholders in proportion to their share of the Unitholders’ 8% Preferred Return); and (iii) thereafter, fifty percent (50%) to the Unitholders (pro rata among the Unitholders in proportion to their Percentage Interests) and fifty percent (50%) to the Managing Member.

6.2.          Distributions of Uninvested Assets.  Subject to the provisions of Section 6.4, all cash or cash equivalents which constitute part of the assets of the Fund which have not been invested in Properties within one year following the termination of the Offering shall be distributed pursuant to Section 6.1.2(i) to the Unitholders promptly after and as of the end of such year.

6.3.          Limitations on Distributions.  The Distributions to be made pursuant to this Article 6 are subject to the limitations of this Section 6.3.  Distributions may be made only if the Managing Member determines in its reasonable judgment that the Fund has sufficient cash on hand exceeding the current and the anticipated needs of the Fund to fulfill its business purposes (including its needs for operating expenses, acquisitions and reserves).  Distributions will be made in cash.  No Distribution will be declared or made if, after giving it effect, the Fund would not be able to pay its debts as they become due in the usual course of business or the fair market value of the Fund’s assets would be less than the sum of its liabilities.  All such Distributions to Unitholders shall be made only to the Persons who, according to the books and records of the Fund, are the holders of record of the Units in respect of which such Distributions are made on the actual date of Distribution.  Neither the Fund nor the Managing Member shall incur any liability for making Distributions in accordance with this Article 6.

6.4.          Return of Distribution.  Except for Distributions made in violation of the Limited Liability Company Law or this Agreement, no Unitholder shall be obligated to return any Distribution to the Fund or pay the amount of any Distribution for the account of the Fund or to any creditor of the Fund.  The amount of any Distribution returned to the Fund by a Unitholder or paid by a Unitholder for the account of the Fund or to a creditor of the Fund shall be added to the account or accounts from which it was subtracted when it was distributed to the Unitholder.

6.5.          Withholding on Distributions.  To the extent that any Distribution is subject to Federal or state withholding, the portion of any such Distribution withheld and paid over to Federal or state authorities shall be treated for all purposes hereunder as if such amount was actually distributed to the particular Member otherwise entitled to receive such amount.

7.             DISPOSITION OF UNITS

7.1.          General.  Every sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other disposition of any Units will be made only in compliance with this Article 7.  No Units will be disposed of unless and until:

7.1.1.       such instruments as may be required by the Limited Liability Company Law or other applicable law or to effect the continuation of the Fund and the Fund’s ownership of its Properties are executed and delivered and/or filed;

7.1.2.       the instrument of assignment binds the assignee to all of the terms and conditions of this Agreement, and all amendments thereto, as if the assignee were a signatory party hereto; and

7.1.3.       the instrument of assignment is manually signed by the assignee and assignor and transfer fee of $250 is paid and the proposed disposition is consented to by the Managing Member, in its reasonable discretion, after determining that such disposition will not be a prohibited disposition pursuant to Section 7.2.

7.2.          Prohibited Dispositions.  Any attempted sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other disposition of any Units will be null and void if it is not made in compliance with this Article 7 or:

7.2.1.       subject to waiver by the Managing Member upon advice of counsel, if the disposition (in conjunction with prior dispositions) would cause a termination of the Fund under the Code;

7.2.2.       if the disposition would, in the opinion of tax counsel to the Fund, jeopardize the status of the Fund as a partnership for federal income tax purposes or cause the Fund to be treated as a publicly-traded partnership;

7.2.3.       if the disposition would not be in compliance with any and all state and federal securities laws and regulations; or

7.2.4.       if the disposition would cause the assets of the Fund to be characterized as “plan assets” under ERISA.

7.3.          Permitted Dispositions.  Subject to applicable law, and the provisions of this Article 7, a Member may assign all or part of its Units in the Fund.  Unless authorized by the Managing Member, a Member may not assign fractional Units or less than the minimum number of Units purchasers were initially required to purchase pursuant to the Form S-11 registration statement.  No partial interest (i.e., an interest in only Distributions and allocations of the Fund) in any Unit or Units may be assigned by a Unitholder.  Only an entire interest in any Unit or Units may be assigned pursuant to this Article 7.

7.4.          Admission of Assignee as a Member.

7.4.1.       An assignee of a Unit pursuant to an assignment permitted in this Agreement shall, subject to the provisions of this Article 7, and with the consent of the Managing Member pursuant to Section 7.1.3, be admitted as a Member and Unitholder in the Fund in the place and stead of the assignor Unitholder in respect of the Units acquired from the assignor Unitholder and shall have all of the rights, powers, obligations, and liabilities, and be subject to all of the restrictions, of the assignor Unitholder, including, without limitation, but without release of the assignor Unitholder, the liability of the assignor for any existing unperformed obligations of the assignor Unitholder.  The Fund shall admit substitute members on the first day of each fiscal quarter or more frequently in the discretion of the Managing Member.

7.4.2.       The substitute Unitholder will be considered a Member of the Fund, will have all of the rights and powers and is subject to all of the restrictions and liabilities of an initial Unitholder.

8.             MANAGEMENT

8.1.          Management of Business.  The business and affairs of the Fund shall be managed by its Managing Member.  The initial Managing Member of the Fund shall be Cornerstone Industrial Properties, LLC, a California limited liability company.  No Member, in its individual capacity, shall have the power or authority to legally bind the Fund, except as otherwise provided herein.

8.2.          General Powers of the Managing Member.  Except as may otherwise be provided in this Agreement, the ordinary and usual decisions concerning the business and affairs of the Fund will be made by the Managing Member.  The Managing Member has the power, on behalf of the Fund, to do all things necessary or convenient to carry out the business and affairs of the Fund, including, without limitation, the power to: (a) purchase, lease or otherwise acquire any real or personal property; (b) sell, convey, lease, exchange, or otherwise dispose any real or personal property; (c) open one or more depository accounts and make deposits into and checks and withdrawals against such accounts; (d) incur liabilities, and other obligations; (e) enter into agreements and execute contracts, documents, and instruments; (f) engage employees and agents, define their duties, and establish their compensation or remuneration; (g) obtain insurance covering the business and affairs of the Fund and its property and its employees and agents; (h) prosecute or defend any proceeding in the Fund’s name; and (i) take all steps reasonably available to prevent the trading of Units by third parties on an established securities market or a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704 or to allow any transfers of Units which could cause the Fund to violate the safe harbors set forth in the Regulations promulgated under Section 7704 of the Code.

8.3.          Limitations; Voting Rights of Members.  Notwithstanding the foregoing Section 8.2, or any other provision contained in this Agreement to the contrary, no act will be taken, sum expended, decision made, obligation incurred, or power exercised by the Managing Member or any officer on behalf of the Fund except by the affirmative vote of the Managing Member and Unitholders holding a majority of the Percentage Interests with respect to (a) amendment of the Articles or this Agreement except amendments which do not adversely affect the right of Unitholders, (b) voluntarily withdraw as the Managing Member, (c) appointment of a new managing member, (d) sale of all or substantially all of the Fund’s assets other than in the ordinary course of business, (e) causing the merger or other reorganization of the Fund; (f) any change in the character of the business and affairs of the Fund; (g) the commission of any act that would make it impossible for the Fund to carry on its ordinary business and affairs; (h) any act that would contravene any provision of the Articles, this Agreement, or the Limited Liability Company Law; or (i) dissolving the Fund.  Unitholders holding a majority of the Percentage Interests may, without the concurrence of the Managing Member: (i) amend or restate the Articles or this Agreement provided an amendment which modifies the compensation or Distributions to which the Managing Member is entitled, or affects its duties, requires the consent of the Managing Member and provided that an amendment is required, in the opinion of tax counsel to the Fund, to permit the Fund to be taxed as a partnership for federal income tax purposes, shall not require the approval of the Unitholders; (ii) remove the Managing Member (including, without limitation, upon the Managing Member’s bankruptcy); (iii) elect a new Managing Member; (iv) approve or disapprove the Sale of all or substantially all of the assets of the Fund other than in the ordinary course of its business; or (v) dissolve the Fund.  In any such vote, the Managing Member may not vote any Units owned by it.

Upon the removal or termination of the Managing Member, the Fund is required to pay the terminated Managing Member all amounts then accrued and owing to the Managing Member.  The Fund may terminate the terminated Managing Member’s interest in Fund income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Managing Member’s interest determined by agreement of the terminated Managing Member and the Fund, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association.  The expense of arbitration shall be borne equally by the terminated Managing Member and the Fund.  The fair market value of the terminated Managing Member’s interest shall be the amount of the terminated Managing Member would receive upon dissolution and termination of the Fund assuming that such dissolution or termination occurred on the date of the terminating event and the assets of the Fund were sold for their then fair market value without any compulsion on the part of the Fund to sell such assets.  Where the termination is voluntary, the payment to the terminated Managing Member will be made by a non-interest bearing unsecured promissory note with principal payments payable, if at all, from distributions which the terminated Managing Member would have received under this Agreement had the Managing Member not terminated.  Where the termination is involuntary, the payment will be made by an interest bearing promissory note coming due in no less than 5 years with equal installments each year.

Without the concurrence of Unitholders owning a majority of the Percentage Interests, the Managing Member may not voluntarily withdraw as the Managing Member unless such withdrawal would not affect the tax status of the Fund and would not materially adversely affect the Unitholders.

8.4.          Compensation and Expense Reimbursement.  The Managing Member and/or its Affiliates which may include the Dealer Manager shall be entitled to receive the following compensation and expense reimbursements:

8.4.1.       Selling commissions of nine percent (9%) per Unit on the first $3,000,000 of Units issued by the Fund and seven percent (7%) per Unit on all Units issued by the Fund thereafter, payable to the Dealer Manager;

8.4.2.       Marketing Support Fee of two percent (2%) per Unit on all Units issued by the Fund less $60,000 payable to the Dealer Manager;

8.4.3.       Non-Accountable Expense Allowance of one percent (1%) per Unit on all Units issued by the Fund payable to the Dealer Manager;

8.4.4.       Due Diligence Expense Allowance Fee of up to one-half percent (0.5%) per Unit on all Units issued by the Fund, payable to the Dealer Manager;

8.4.5.       Reimbursement of actual expenses incurred in connection with the offer and sale of the Units by the Fund including but not limited to legal and accounting fees, registration and filing fees, printing costs, travel, escrow and other expenses in connection with Fund formation, qualification and registration and in marketing and distributing the Units under applicable federal and state law.  This includes any expenses directly related to the offering and sale of Units including the salary and benefits of two employees of Cornerstone Ventures, Inc. who were solely dedicated to working with members of the National Association of Securities Dealers, Inc. to evaluate products available and attractive to their customers and to structure the Fund and in developing advertising materials for the Fund;

8.4.6.       Reimbursement of actual expenses incurred in connection with the acquisition of Properties whether or not acquired, including non-refundable option payments on property not acquired, surveys, appraisals, title insurance and escrow fees, legal and accounting fees, architectural and engineering reports, environmental and asbestos audits, travel and communication expenses and other related expenses;

8.4.7.       Reimbursement of actual cost of goods and materials and services necessary to the prudent operation of the Fund which are supplied to the Fund by the Managing Member but not in excess of the cost that the Fund would pay an unaffiliated third party for such goods, materials or services, provided, however, that the Fund will not reimburse the Managing Member or its Affiliates for the general overhead of the Managing Member or its Affiliates;

8.4.8.       Property management fees of no more than six percent (6%) of the gross income generated by the Fund from gross rental income generated by each Property;

8.4.9.       Leasing commissions paid upon execution of new and renewal leases equal to six percent (6%) of rent scheduled to be paid during the first and second year of the lease, five percent (5%) during the third and fourth years and four percent (4%) during the fifth and later years;

8.4.10.     Construction supervision fee equal to ten percent (10%) of the cost of tenant improvements and capital improvements to the Properties;

8.4.11.     Distribution of ten percent (10%) of Net Cash Flow from Operations until Unitholders have received Distributions equal to the Unitholders’ 8% Preferred Return (and Early Investors’ 12% Incentive Return, as applicable) and thereafter fifty percent (50%) of Net Cash Flow from Operations;

8.4.12.     Property disposition fees equal to six percent (6%) of the contract sales price of the Properties sold by  the Managing Member and/or its Affiliates pursuant to a non-exclusive arrangement; and

8.4.13.     Ten percent (10%) of the Net Sales Proceeds after Unitholders have received an amount equal to one hundred percent (100%) of their Invested Capital Contributions and their Unitholders’ 8% Preferred Return and thereafter, fifty percent (50%) of Net Sales Proceeds after Unitholders have received an amount equal to their Unitholders’ 8% Preferred Return.

8.5.          Contracts with the Managing Member and its Affiliates.  Any agreements, contracts and arrangements with the Managing Member or its Affiliates permitted hereunder shall be subject to the following conditions:  (i) any such agreements, contracts or arrangements, other than for Property leasing services, Property management services, construction supervision services or Property disposition services provided for in Sections 8.4.8, 8.4.9, 8.4.10 and 8.4.12 of this Agreement, shall be embodied in a written contract which describes the services to be rendered and all compensation to be paid; (ii) the compensation, price or fee must be competitive with the compensation price or fee of any non-affiliate which could render comparable services or sell or lease comparable goods on competitive terms to the Fund; (iii) any such agreements, contracts or arrangements shall be fully and promptly disclosed to all Members in the reports made available pursuant to Section 2.4; (iv) any such agreements, contracts or arrangements other than for Property leasing services, Property management services, construction supervision services or Property disposition services provided for in Sections 8.4.8, 8.4.9, 8.4.10 and 8.4.12 of this Agreement shall be terminable by a majority in Percentage Interest of the Unitholders, without penalty, upon not more than sixty (60) days’ prior  written notice; (v) the Managing Member or its Affiliate must be previously and independently engaged in the business of rendering the services or selling or leasing the goods to be provided, as an ordinary and ongoing business; and (vi) goods or services other than for Property leasing services, Property management services, construction supervision services or Property disposition services provided for in Sections 8.4.8, 8.4.9, 8.4.10 and 8.4.12 of this Agreement shall be provided by the Managing Member only in extraordinary circumstances.

8.6.          Authority.  All employees and agents of the Fund shall have such authority and perform such duties in the conduct and management of the business and affairs of the Fund as may be designated by the Managing Member and this Agreement.

8.7.          Fiduciary Duty; Standard of Care.  The Managing Member shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Fund, whether or not in the Managing Member’s possession or control.  The Managing Member shall not employ, or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Fund.  Each person appointed by the Managing Member to perform duties for the Fund will discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interests of the Fund.

8.8.          Liability.  To the extent that, at law or in equity, a Member or other Person has duties (including fiduciary duties) and liabilities thereto to the Fund or to another Member or the Managing Member, any such Member or other Person acting under this Agreement shall not be liable to the Fund or to any such other Member for the Member’s or other Person’s good faith reliance on the provisions of this Agreement.  No Member or any other Person shall be liable for any monetary damages to the Fund for any breach of such duties except for receipt of a financial benefit to which the Member or other Person is not entitled, voting for or assenting to a Distribution to Members in violation of this Agreement or the Limited Liability Company Law, a knowing violation of law, participation in tortious conduct or pursuant to a written agreement or contractual obligation other than this Agreement entered into by the Member.

8.9.          Other Interests.  Subject to Sections 9.4 and 9.5 and applicable law, each of the Members may engage in or possess an interest in other business ventures (unconnected with the Fund) of every kind and description, independently or with others including, but not limited to, participation in other limited liability companies and partnerships engaged in the same line of business as the Fund.  Neither the Fund nor the Members shall have any rights in and to such independent ventures or the income or profits therefrom by reason of any position in the Fund.

8.10.        Prohibited Acts.

8.10.1.     Tax Election.  The Managing Member is prohibited from electing corporate tax classification status.

8.10.2.     No Trading Market for Units.  The Members are prohibited from (i) listing, facilitating, or recognizing the trading of Units on an established securities market or (ii) creating for Units or facilitating or recognizing the trading of Units on a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704 and the Regulations promulgated thereunder.

8.10.3      Rebates, Kickbacks and Reciprocal Arrangements.  No rebates or give-ups may be received by the Managing Member or its Affiliates nor may the Managing Member or its Affiliates participate in any reciprocal business arrangements which would circumvent the restrictions on Managing Member imposed by this Agreement.

8.10.4      No Payment for Investment Advice for Sale of Units.  The Managing Member and its Affiliates shall not directly or indirectly pay or award any commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of the Units; provided, however, that this clause shall not prohibit the normal sales commissions payable to a registered broker-dealer or other properly licensed person for selling the Units.

8.10.5      Contracting Away Fiduciary Duty.  The Managing Member shall not permit the Fund or its Unitholders to contract away the fiduciary duty owed to the Unitholders by the Managing Member under common law.

9.             INVESTMENT OBJECTIVES AND POLICIES

9.1.          Duties and Responsibilities; Investment Allocation.  It shall be the duty of the Managing Member to ensure that the purchase, sale, retention and disposal of the Fund’s Properties, and the investment policies of the Fund and the limitations thereon or amendment thereof are at all times consistent with such policies, limitations and restrictions as are contained in this Article 9.  Except as specifically restricted in this Agreement, the investment objectives and policies of the Fund shall be controlled by the Managing Member, which has the power to modify or alter such policies without the consent of the Members.

9.2.          Prohibited Investments and Activities.  Unless approved by the Members of the Fund in the manner provided in Section 3.11, the Fund shall commit funds to investment in Properties and shall further be subject to the following restrictions:

9.2.1.       Prior to acquisition of Properties, and with respect to reserves and any other uninvested funds of the Fund, the Fund may temporarily invest its funds in short-term, highly liquid investments where there is appropriate safety of principal, such as (i) government obligations, (ii) bank accounts or certificates of deposit, (iii) short-term debt obligations and interest-bearing accounts all of which are insured, guaranteed, or issued by the United States Government and (iv) money market funds investing solely in government-backed securities.  No funds shall be commingled with those of other Persons.

9.2.2.       No investment shall be made in mortgages, trust deeds and other similar obligations.

9.2.3.       The Fund shall not reinvest Net Cash Flow from Operations or Net Sale Proceeds.

9.2.4.       Investments by the Fund in Properties other than multi-tenant industrial properties shall be prohibited.  The Fund may invest in properties through general partnerships, limited liability companies or joint ventures with non-Affiliates that own or operate one or more properties if the Fund (i) acquires a controlling interest in the general partnerships, limited liability companies or joint ventures, (ii) such entities have similar investment objectives, (iii) the entities have identical sponsor compensation and no duplication of fees, (iv) the investment of the Fund and other entity will be on substantially the same terms and conditions, and (v) the Fund has the right of first refusal to buy the property if the other entity decides to sell the property.

9.2.5.       All Property purchases by the Fund will be supported by an appraisal.

9.2.6.       The Fund will not invest more than $10,000,000 in any one Property.

9.2.7.       The Fund shall not purchase or lease any properties from, or sell or lease properties to the Managing Member or its Affiliates or any entity affiliated with or managed by any of them.

9.2.8.       The Fund shall not make loans to the Managing Member or its Affiliates or to any other person or entity.

9.2.9.       The Fund shall not repurchase Units.

9.2.10.     The Fund shall not pay Acquisition Fees for any Property which exceed 18% of the Gross Proceeds applicable to such Property or such lesser amount customarily charged in arms’ length transactions by persons rendering similar services as an ongoing public activity in the same geographic location and for comparable property.

9.2.11      The Fund will not engage in any roll-up transaction.

9.3.          Borrowing Policies.  The Members acknowledge that funds may be required in addition to the Capital Contributions made pursuant to Section 4.1 hereof in order to meet the operating expenses of the Fund.  All additional funds required for such purpose will be obtained from the proceeds of unsecured loans pursuant to such terms, provisions and conditions and in such manner as the Managing Member shall determine.  The Fund will not borrow funds for any other purpose, including, without limitation, for the purpose of acquiring or holding any Properties.  Following completion of the Fund’s public offering, the aggregate borrowings of the Fund for operating expenses will not exceed the greater of $100,000 or five percent of the Capital Contributions of all Members and will be reviewed by the Managing Member at least quarterly.  In the event the Fund borrows money from the Managing Member or an Affiliate of the Managing Member, the Managing Member or Affiliate shall make such loan to the Fund at the Managing Member’s or Affiliate’s cost of borrowing but not in excess of the cost charged by unrelated lending institutions on comparable loans for the same purpose.

9.4.          Conflicts of Interest.  Any Member may engage independently or with others, in other business ventures of any nature and description, whether or not in competition, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments.  Nothing in this Agreement shall be deemed to prohibit the Managing Member or any of its Affiliates from dealing, or otherwise engaging in business, with Persons transacting business with the Fund or from providing services relating to the purchase, sale, management, development or operation of real property and receiving compensation therefor; provided that such dealings, business, or provisions of services shall not involve any rebate or reciprocal arrangement that has the effect of circumventing any restriction set forth herein upon dealing with Affiliates of the Managing Member.  Neither the Fund nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such ventures, even if such ventures compete with the business of the Fund.

9.5.          Conflict Resolution Procedures.  In order to reduce or eliminate certain potential conflicts of interest, the Managing Member hereby agrees to the following restrictions relating to (i) transactions between the Fund and the Managing Member or any of its Affiliates, (ii) certain future offerings, and (iii) allocation of Properties among certain affiliated ventures:

9.5.1.       All transactions between the Fund and the Managing Member or any of its Affiliates for the provision of goods or services to the Fund, other than those specifically provided for in the Operating Agreement, must be evidenced by written agreements which may be terminated without penalty, upon 60 days’ prior written notice, by vote of the Members as provided in Section 3.11.  The terms of such agreements must be comparable to the terms available from unrelated parties, and the compensation payable thereunder shall be competitive with the amount charged by independent parties for comparable goods or services.

9.5.2.       In the event that the Fund and a public or private entity with which the Managing Member or any of its Affiliates are affiliated have the same investment objectives and structure, and an investment opportunity becomes available which is suitable for both entities and for which both entities have sufficient funds available to invest, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity.  In determining whether or not an investment opportunity is suitable for more than one investment program, the Managing Member and its Affiliates will examine such factors, among others, as the cash requirements of each investment program, the effect of the acquisition both on diversification of each investment program’s investments by geographic area, the size of the investment, the amount of funds available to each investment program, and the length of time such funds have been available for investment.

9.5.3.       The Managing Member and its Affiliates have agreed not to attempt to sell any Property or any interest therein contemporaneously with a property owned by another investment program managed by the Managing Member or any of its Affiliates if the two properties are within a five-mile radius of each other, unless it is believed that a suitable purchaser for each facility can be located.

10.          INDEMNIFICATION

10.1.        Indemnification.  Subject to all of the other provisions of this Article 10, the Fund shall indemnify a Person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the Fund, by reason of the fact that he, she or it is or was a Managing Member of the Fund, or is or was serving at the request of the Fund as a director, officer, partner, trustee, employee or agent of another foreign or domestic limited liability company, corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, her or it in connection with the action, suit or proceeding, if the Person acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Fund or its Members, did not breach such Person’s fiduciary duties to the Fund and whose actions did not constitute fraud, willful misconduct or gross negligence, and with respect to a criminal action or proceeding, if the Person had no reasonable cause to believe his, her or its conduct was unlawful.  The termination of an action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, itself, create a presumption that the Person did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Fund or its Members, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was not unlawful.

10.2.        Certain Actions.  Subject to all of the provisions of this Article, the Fund shall indemnify a Person who was or is a party to or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the Fund to procure a judgment in its favor by reason of the fact that he, she or it is or was a Managing Member or officer of the Fund, or is or was serving at the request of the Fund as a director, officer, partner, trustee, employee or agent of another foreign or domestic limited liability company, corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including actual and reasonable attorneys’ fees, and amounts paid in settlement incurred by the Person in connection with the action or suit, if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Fund or its Members, did not breach such Person’s fiduciary duties to the Fund and whose actions did not constitute fraud, willful misconduct or gross negligence.  However, indemnification shall not be made for a claim, issue, or matter in which the Person has been found liable to the Fund unless and only to the extent that the court in which the action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Person is fairly and reasonably entitled to indemnification for the expenses which the court considers proper.

10.3.        Expenses of Successful Defense.  To the extent that a Person has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in Section 10.1 or 10.2 of this Agreement, or in defense of a claim, issue or matter in the action, suit, or proceeding, he, she or it shall be indemnified against expenses, including actual and reasonable attorneys’ fees, incurred by him, her or it in connection with the action, suit or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this Article 10.

10.4.        Determination that Indemnification is Proper.  An indemnification under Section 10.1 or 10.2 of this Agreement, unless ordered by a court, shall be made by the Fund only as authorized in the specific case upon a determination that indemnification of the Person is proper in the circumstances because he, she or it has met the applicable standard of conduct set forth in Section 10.1 or 10.2, whichever is applicable.  Determination that indemnification is proper shall be made as follows:

10.4.1.     Managing Member.  For the indemnification of the Managing Member of the Fund, such determination shall be made only if all of the following conditions shall be satisfied:

10.4.1.1.      The Managing Member has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Fund.

10.4.1.2       Such liability or loss was not the result of fraud, gross negligence or willful misconduct by the Managing Member.

10.4.1.3.      Such indemnification or agreement to hold harmless is recoverable only out of the assets of the Fund and not from the Members.

10.4.1.4.      Such determination shall be made in either of the following ways: (A) by independent legal counsel in a written opinion; or (B) by the Members pursuant to Section 3.11.

If and only to the extent prohibited by applicable law, indemnification will not be allowed on any liability imposed by judgment, and costs associated therewith, including attorneys’ fees, arising from or out of a violation of state or federal securities laws associated with the offer and sale of the Fund’s Units.  Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits if (1) there has been a successful adjudication of the merits of each count involving alleged securities law violations as to the indemnitee or (2) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee or (3) a court of competent jurisdiction approves the settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made and prior to seeking such approval, the court has been apprised that the California Commissioner of Corporations and the Securities and Exchange Commission believes that indemnification for violations of securities law violates the California Corporate Securities Law of 1968 and the Securities Act of 1933 and is against public policy and therefore unenforceable.

10.4.2.     Others.  For the indemnification of all Persons other than the Managing Member of the Fund, such determination shall be made in any of the following ways: (A) by the Managing Member provided the Managing Member was not a party to the action, suit or proceeding; (B) by independent legal counsel in a written opinion; or (C) by the Members pursuant to Section 3.11.

10.5.        Indemnification for Portion of Expenses.  If a Person is entitled to indemnification under Section 10.1 or Section 10.2 of this Agreement for a portion of expenses including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement, but not for the total amount thereof, the Fund may indemnify the Person for the portion of the expenses, judgments, penalties, fines or amounts paid in settlement for which the Person is entitled to be indemnified.

10.6.        Expense Advances.  Expenses incurred in defending a civil or criminal action, suit or proceeding described in Section 10.1 or 10.2 of this Agreement may be paid by the Fund in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the Person involved to repay the expenses if it is ultimately determined that the Person is not entitled to be indemnified by the Fund and, in the event of an action initiated by a Unitholder or a third party, provided a court of competent jurisdiction specifically approves such advance.  The undertaking shall be by unlimited general obligation of the Person on whose behalf advances are made but need not be secured.

10.7.        Indemnification of Employees and Agents of the Fund.  The Fund may, to the extent authorized from time to time by the Managing Member, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Fund to the fullest extent of the provisions of this Article 10 with respect to the indemnification and advancement of expenses of the Managing Member and officers of the Fund.

10.8.        Former Managing Members, Officers, Employees and Agents.  The indemnification provided in the foregoing sections of this Article 10 continues as to a Person who has ceased to be a Managing Member, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such Person.

10.9.        Insurance.  The Fund may purchase and maintain insurance on behalf of any Person who is or was a Managing Member, officer, employee or agent of the Fund, or who is or was serving at the request of the Fund as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Fund would have power to indemnify such Person against such liability under this Agreement or the laws of the State of California.  The Fund will not incur the cost of that portion of liability insurance which insures the Managing Member for any liability for which the Fund is prohibited from indemnifying the Managing Member.

10.10.      Contract Right to Indemnity.  The right to indemnification conferred in this Article 10 shall be a contract right, and shall apply to services of a Managing Member or officer as an employee or agent of the Fund as well as in such Person’s capacity as a Managing Member or officer.  Except as provided in Section 10.4 of this Agreement, the Fund shall have no obligations under this Article 10 to indemnify any Person in connection with any proceeding, or part thereof, initiated by such Person without authorization by the Managing Member.

10.11.      Exclusivity; Other Indemnification.  The indemnification or advancement of expenses provided under this Article 10 is not exclusive of other rights to which a Person seeking indemnification or advancement of expenses may be entitled under a contractual arrangement with the Fund.  However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the Person seeking indemnification or advancement of expenses.

10.12.      Amendment or Deletion.  No amendment or deletion of this Article 10 shall apply to or have any effect on any Managing Member or officer of the Fund for or with respect to any acts or omissions of any such Person occurring prior to such amendment or repeal.

11.          DISSOLUTION, WINDING UP AND REDEMPTION

11.1.        Dissolution.  The Fund will dissolve and its affairs will be wound up on the first to occur of the following events: (a) December 31, 2010; (b) the entry of a decree of judicial dissolution, as provided under the Limited Liability Fund Law; or (c) by the consent of a majority of the Unitholders by Percentage Interest.  None of the events set forth in Section 17350(d) of the Limited Liability Company Law will cause or result in a dissolution of the Fund, and the occurrence of any such events will have no effect on the Fund or its continuing existence.  All of the Members are hereby deemed to consent to continue the Fund without interruption upon the occurrence of any such events to the extent that this Agreement is determined not to control whether a dissolution has occurred upon the occurrence of any such events.

11.2.        Winding Up.  Upon dissolution, the Fund will cease carrying on its business and affairs, will commence the winding up of the Fund’s business and affairs, and will complete the winding up as soon as practicable.  The Managing Member will control such winding-up process.  Upon the winding up of the Fund, the assets of the Fund will be distributed first to creditors to the extent permitted by law in satisfaction of the Fund’s debts, liabilities, and obligations, including contingent liabilities for which reserves may be established in the discretion of the Managing Member, and then to the Members in accordance with Article 6 provided that no Member may receive a distribution in excess of its positive Adjusted Capital Account Balances.  Such proceeds will be distributed to such Members as soon as practicable after the date of winding up.

12.          MISCELLANEOUS PROVISIONS

12.1.        Counsel to the Fund.  Counsel to the Fund may also be counsel to the Managing Member or any Affiliate of the Managing Member.  The Managing Member may execute on behalf of the Company and the Unitholders any consent to the representation of the Fund that counsel may request pursuant to the California Rules of Professional Conduct or similar rules in any other jurisdiction (“Rules”).  Oppenheimer Wolff & Donnelly LLP previously served, and Preston Gates & Ellis LLP presently serves, as legal counsel to the Fund (“Counsel”).  Each Unitholder acknowledges that Counsel does not represent any Unitholder in the absence of a clear and explicit agreement to such effect between the Unitholder and Counsel, and that in the absence of any such agreement, Counsel will owe no duties directly to a Unitholder.  In the event any dispute or controversy arises between any Members and the Fund, or between any Unitholders or the Fund, on the one hand, and the Managing Member (or Affiliate of the Managing Member) that Counsel represents, on the other hand, then each Member agrees that Counsel may represent either the Fund or such Managing Member (or its Affiliate), in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation.  Each Unitholder further acknowledges that Counsel has not represented the interests of any Unitholder and hereby waives any conflict of interest with respect to Counsel’s representation of the Fund.

12.2.        Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same.

12.3.        Entire Agreement.  This Agreement constitutes the entire agreement among the parties and contains all of the agreements among the parties with respect to its subject matter.  This Agreement supersedes all other agreements, either oral or written, among the parties with respect to its subject matter.

12.4.        Severability.  The invalidity or unenforceability of any particular provision of this Agreement will not affect its other provisions, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

12.5.        Pronouns; Statutory Reference.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.  Any reference to the Code, the Regulations, the Limited Liability Company Law or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

12.6.        Power of Attorney.  Each Member constitutes and appoints the Managing Member of the Fund with full power of substitution, its true and lawful attorney to make, execute, and acknowledge and file in its name, place and stead:

12.6.1.     This Agreement;

12.6.2.     Any certificate or other instrument, including registrations or filings concerning the use of fictitious names and necessary or appropriate filings under the federal and state securities laws;

12.6.3.     Documents required to dissolve and terminate the Fund;

12.6.4.     Amendments and modifications to the Articles or any of the instruments described above;

12.6.5.     Amendments and modifications to this Agreement which have been approved pursuant to the terms hereof; and

12.6.6.     All loan and security agreements, notes, instruments and other similar documents which are necessary or desirable for the Fund to conduct its business as contemplated by this Agreement. This power of attorney is coupled with an interest and is irrevocable.

12.7.        Notices.  Any notice permitted or required under this Agreement will be conveyed to the party at the address set forth in the books and records of the Fund and will be deemed to have been given when deposited in the United States mail, postage paid, or when delivered in person, by courier, or by facsimile transmission.  In the event all notices and distributions sent to a Unitholder have been returned for two consecutive years, the Fund may cease sending notices and distributions to said Unitholder.

12.8.        Binding Effect.  Subject to the provisions of this Agreement relating to disposition of Units, this Agreement will be binding upon and will inure to the benefit of the parties and their distributees, heirs, successors, and assigns.

12.9.        Governing Law.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California.

12.10.      Attorneys’ Fees.  If any party commences an action, either arbitration or court proceedings, against any other party arising out of or in connection with this Agreement, the prevailing party or parties shall be entitled to receive from the losing party or parties, both attorney’s fees and costs of the arbitration and/or suit as part of the judgment rendered.

13.          DEFINITIONS

The following terms used in this Agreement shall have the meanings described below:

“Acquisition Fees” shall mean the total of all fees and commissions paid by any person or entity to any other person or entity in connection with the selection or acquisition of any property, including, without limitation, real estate or other commissions, acquisition fees, finder’s fees, selection fees, non-recurring management fees, consulting fees, or any other fees or commissions of a similar nature.

“Adjusted Capital Account Balance” shall have the meaning given such term in Section 5.7.6.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in that Person’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (a) credit to that Capital Account the amount by which that Person is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and (i)(5) and (b) debit to that Capital Account the items described in paragraphs (4), (5) and (6) in Section 1.704-1(b)(2)(ii)(d) of the Regulations.  This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” of another Person shall mean (i) any Person or entity directly or indirectly through one or more intermediaries controlling, controlled by or under common control with another Person or entity, (ii) any Person or entity owning or controlling ten percent (10%) or more of the outstanding voting securities of another Person or entity, (iii) any officer, director, partner or trustee of such Person or entity, and (iv) if such other Person is an officer, director, partner or trustee of a Person or entity, the Person or entity for which such other Person or entity acts in any such capacity.

“Agreement” shall mean this Operating Agreement, as the same may be amended from time to time.

“Articles” shall have the meaning given such term in Section 1.1.

“Bankruptcy” shall mean, with respect to the Managing Member, the happening of any of the following:

(a)           the making of a general assignment for the benefit of creditors;

(b)           the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due;

(c)           the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Person to be bankrupt or insolvent;

(d)           the filing of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(e)           the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition filed against the Person in any bankruptcy proceeding;

(f)            the filing of an application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of the Person’s properties;

(g)           the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within 180 days; or

(h)           the appointment without consent of such Person or acquiescence of a liquidating trustee, receiver or other liquidator of all or any substantial part of such person’s properties without such appointment being vacated or stayed within 90 days and, if stayed, without such appointment being vacated within 90 days after the expiration of any such stay.

“Capital Account” shall have the meaning given such term in Section 4.2.1.

“Capital Contribution” as to any Unitholder shall mean $500 multiplied by the number of Units subscribed for by the Unitholder and, as to the Managing Member and Terry G. Roussel, shall mean the $1,000 contributed to the Fund by the Managing Member on or before a specified date.  The Capital Contribution of a substituted Unitholder shall be that attributable to the interest in the Fund assigned to such substituted Unitholder.

“Cash Flow” shall mean for each fiscal year, cash proceeds from operations of the Fund, including without limitation, interest and other investment income but excluding Capital Contributions, and after deducting funds used to pay or provide for the payment of all operating expenses of the Fund and each Fund property, and debt service, if any, capital improvements and replacements unless otherwise reserved, without deduction for depreciation, amortization or other noncash expenditures.

“Closing” shall mean the date or dates on which purchasers of Units are admitted to the Fund as Members.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Dealer Manager” shall mean Pacific Cornerstone Capital, Incorporated, or such other Person or entity selected by the Managing Member to act as the dealer manager for the Offering, which Person may be an Affiliate of the Managing Member.

“Distributions” shall mean cash or property distributed to the Members arising from their respective interests in the Fund.

“Due Diligence Expense Allowance Fee” shall mean a fee equal to one-half percent (0.5%) of the Gross Proceeds which is payable to the Dealer Manager to cover its due diligence expenses.  Such fee may be reallowed in whole or in part to Participating Brokers which sell Units.

“Early Investors’ 12% Incentive Return” shall mean distributions of Net Cash Flow from Operations in an amount equal to a 12% non-cumulative, non-compounded annual return on a Unitholders’ Invested Capital Contribution with respect to the Early Investor Units, calculated from the date the purchase price for the Units is deposited in escrow, and for twelve (12) months thereafter, to the extent that sufficient cash is available to make such distributions, in each case reduced by all prior Distributions of Net Cash Flow from Operations (including distributions of the Unitholders’ 8% Preferred Return) for the current fiscal year and all prior fiscal years.  For purposes of determining the Unitholders’ 8% Preferred Return pursuant to clause (ii) of Section 6.1.2, the Unitholders’ 8% Preferred Return shall include the Early Investors’ 12% Incentive Return.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean a Southern California bank in Newport Beach, California, which will hold subscribers’ funds until the minimum number of Units is sold.

“Fund” shall mean Cornerstone Realty Fund, LLC, a California limited liability company.

“Gross Proceeds” shall mean $500 multiplied by the number of Units of the Fund sold through the Offering.

“Invested Capital Contribution”, as of any date, shall mean the Capital Contribution to the Fund of a Unitholder, reduced by all prior Distributions to such Unitholder pursuant to Section 6.1.2(i).  Invested Capital Contributions may differ from Capital Accounts, but may not be less than zero.  The Capital Contributions of Unitholders will be deemed to be $500 per unit whether or not the Unitholder receives a volume discount or reduction in commission.

“Limited Liability Company Law” shall have the meaning given such term in Section 1.1.

“Managing Member” shall have the meaning given such term in Section 8.1.

“Marketing Support Fee” shall mean a fee equal to two percent (2%) of the Gross Proceeds less $60,000 which is payable to the Dealer Manager in consideration for assisting Participating Brokers in marketing the Units.  Such fee may be reallowed in whole or in part to Participating Brokers who sell Units.

“Member” shall mean the Managing Member and any Unitholder admitted to the Fund as a Member, including any Person admitted to the Fund as a substituted Member in accordance with the Operating Agreement.  “Members” shall mean all Members of the Fund, including the Managing Member and all Unitholders.

“Minimum Gain” shall have the meaning set forth in Regulation Section 1.704-2(d)(1).

“Net Cash Flow From Operations” shall mean for each fiscal year, Cash Flow, less Net Sales Proceeds, less cash reserves established by the Managing Member, in its sole discretion, for other obligations of the Fund for which there is no provision, less Distributions made to the Members prior to the end of such fiscal year.

“Net Income” shall mean the taxable income of the Fund for federal income tax purposes for each taxable year, if any, determined using the accrual method of accounting.

“Net Loss” shall mean the taxable loss of the Fund for federal income tax purposes for each taxable year, if any, determined using the accrual method of accounting.

“Net Sales Proceeds” shall mean, in the case of a transaction described in the definition of Sale, the proceeds of any such transaction less the amount of all real estate and other brokerage commissions and closing costs paid by the Fund.  In any case in which a Property is sold and the Fund receives a payment as a result thereof, such payment also shall constitute Net Sales Proceeds.  Net Sales Proceeds shall not include any reserves established by the Managing Member in its sole discretion.

“Non-Accountable Expense Allowance” shall mean a fee equal to one percent (1%) of the Gross Proceeds which is payable to the Dealer Manager as reimbursement of its costs incurred in selling the Units.  Such fee may be reallowed in whole or in part to Participating Brokers which sell Units.

“Offering” shall have the meaning given such term in Section 3.1.

“Organizational and Offering Expenses” shall mean any and all costs and, expenses, exclusive of Selling Commissions and the Due Diligence and Marketing Support Fee payable to the Dealer Manager, incurred by the Fund, the Managing Member, or its Affiliates in connection with the formation, qualification, organization, and registration of the Fund and the marketing and distribution of Units, including, without limitation, the following:  legal, accounting, and escrow fees; printing, amending, supplementing, mailing, and distributing costs; filing, registration, and qualification fees and taxes; facsimile and telephone costs; and all advertising and marketing expenses including the costs related to broker-dealer sales meetings, including the salary and benefits of one employee of Cornerstone Ventures, Inc. solely dedicated to identifying and communicating with the Participating Brokers.

“Participating Brokers” shall mean those broker-dealers that are members of the National Association of Securities Dealers, Inc., and that enter into participating broker agreements with the Dealer Manager to sell Units.  The Dealer Manager will be considered a Participating Broker to the extent it sells Units directly to investors.

“Percentage Interest” shall mean the percentage set forth in the books and records of the Fund, and identified as such Member’s Percentage Interest, as the same may be increased or decreased from time to time pursuant to the provisions of this Agreement.  Such Percentage Interest is calculated with respect to any Member by dividing the Units held by such Member by the total Units issued and outstanding and held by all the Members.  The total Percentage Interest held by the Members shall always equal 100%.  The Managing Member shall have no Percentage Interest with respect to its interest as Managing Member, but it may own Units and hold a Percentage Interest in the Fund with respect thereto.

“Person” shall mean any natural person, partnership, corporation, association, trust, limited liability company or other legal entity.

“Property” or “Properties” shall mean the land, buildings and improvements, and related personal property, if any, which the Fund acquires.

“Prospectus” shall have the meaning given such term in Section 3.1.

“Public Offering Expenses” shall mean all expenses incurred by the Fund in connection with the preparation and filing of the Form S-11 registration statement by the Fund under the Securities Act of 1933, as amended, and the sale of Units pursuant to said registration statement.

“Qualified Plans” shall mean qualified pension, profit-sharing, and stock bonus plans, including Keogh plans and individual retirement accounts.

“Regulatory Allocations” shall have the meaning given such term in Section 5.7.5.

“Sale” shall mean any transaction or series of transactions whereby the Fund sells, grants, transfers, conveys, or relinquishes its ownership and/or interest in any Property or any portion thereof, including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards.

“Selling Commissions” shall mean the sales commissions payable to the Dealer Manager in connection with the sale of Units as described in the Prospectus equal to nine percent (9%) of the first $3,000,000 of Gross Proceeds and seven percent (7%) of Gross Proceeds thereafter, subject to reduction under certain circumstances.

“Treasury Regulations” or “Regulations” shall mean those final, temporary and proposed regulations promulgated by the United States Treasury Department interpreting and implementing various provisions of the Code, as amended.

“Unit” shall mean the membership interest of a Unitholder in the Fund which is represented by a Capital Contribution of $500.  Where applicable, “Units” shall mean multiple or fractional Units held by a Unitholder.

“Unitholder” shall mean any Person that owns Units, including the Managing Member with respect to Units, if any, owned by it.

“Unitholders’ 8% Preferred Return” shall mean (i) in the case of distributions of Net Cash Flow from Operations, an amount equal to an 8% non-cumulative, non-compounded annual return on a Unitholder’s Invested Capital Contribution, and (ii) in all other cases, an amount equal to an 8% cumulative, non-compounded annual return on a Unitholder’s Invested Capital Contribution reduced by all prior Distributions of Net Cash Flow from Operations and of Net Sales Proceeds for the current fiscal year and all prior fiscal years other than those prior Distributions made as a return of a Unitholder’s Invested Capital Contribution pursuant to Section 6.1.2(i).  In each case, the amount of the Unitholder’s 8% Preferred Return shall be calculated from the date a Unitholder acquires the Units and the Capital Account attributable to such Unitholder is established, and Distributions for the Unitholders’ 8% Preferred Return shall be limited to the extent that sufficient cash is available to make such Distributions.  For purposes of determining the Unitholders’ 8% Preferred Return pursuant to clause (ii) of Section 6.1.2, the Unitholders’ 8% Preferred Return shall include the Early Investors’ 12% Incentive Return.

IN WITNESS WHEREOF, the parties have executed this Agreement, to be effective on the date first above written.

“MANAGING MEMBER”

CORNERSTONE INDUSTRIAL PROPERTIES, LLC, a California limited liability company

By:	Cornerstone Ventures, Inc., a California corporation Its Manager

	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel, President

“UNITHOLDERS”

By:
Cornerstone Industrial Properties, LLC, a California limited company, the Managing Member, as attorney-in-fact
for the Unitholders set forth in the books and records of the
Fund, pursuant to Section 12.6 and each such Unitholder’s
Subscription Agreement

By:	Cornerstone Ventures, Inc., a California corporation, Its Manager

	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel, President

AMENDMENT NO. 1 TO

AMENDED AND RESTATED OPERATING AGREEMENT

 OF

 CORNERSTONE REALTY FUND, LLC

This Amendment No. 1 (this “Amendment”) to the Operating Agreement of Cornerstone Realty Fund, LLC (the “Fund”), made effective as of July 19, 2001 and amended and restated effective as of June 30, 2003 (the “Operating Agreement”), is made is effective as of February 22, 2007 among Cornerstone Industrial Properties, LCC, a California limited liability company, and the Members of the Fund.

RECITALS

A.            Subsection 9.2.9 of the Operating Agreement provides that the Fund shall not repurchase Units unless approved by the Members the Fund in the manner provided in the Operating Agreement.

B.            The Members of the Fund holding a majority of the Percentage Interests have consented to and approved this Amendment in accordance with the Operating Agreement.

C.            Certain capitalized terms used in this Amendment shall have the meanings given them in the Operating Agreement.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.             Amendment of Article 9.  Section 9.2 of Article 9 of the Operating Agreement is hereby amended to delete Subsection 9.2.9 in its entirety.

2.             Amendment of Article 11.  Article 11 of the Operating Agreement is hereby amended to add the following paragraph as Section 11.3:

“11.3       Redemption.  Subject to Section 17254 of the Limited Liability Company Law, the Managing Member shall have the authority to cause the Fund to repurchase Units at any time, and from time to time, on such terms and conditions as the Managing Member may determine in its sole discretion; provided that such repurchases do not jeopardize the status of the Fund as a partnership for federal income tax purposes or cause the Fund to be treated as a publicly-traded partnership.”

3.             No Other Amendments.  Except as set forth in this Amendment, no other additions, modifications or deletions to or from the Operating Agreement are intended to made hereby and the Operating Agreement shall remain in full force and effect in all other respects in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be made effective as of the date first written above.

“MANAGING MEMBER”

CORNERSTONE INDUSTRIAL PROPERTIES, LLC, a California limited liability company

By:	CORNERSTONE VENTURES, INC., a California corporation Its Manager

	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel, President

“UNITHOLDERS”

By:
CORNERSTONE INDUSTRIAL PROPERTIES, LLC, a California limited liability company, the Managing Member, as attorney-in-fact for the Unitholders set forth in the books and records of the Fund, pursuant to Section 12.6 and each such Unitholder’s Subscription Agreement.

By:	CORNERSTONE VENTURES, INC., a California corporation, It’s Manager

	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel, President

AMENDMENT NO. 2 TO

AMENDED AND RESTATED OPERATING AGREEMENT

 OF

 CORNERSTONE REALTY FUND, LLC

This Amendment No. 2 (this “Amendment”) to the Operating Agreement of Cornerstone Realty Fund, LLC (the “Fund”), made effective as of July 19, 2001 and amended and restated effective as of June 30, 2003 and February 22, 2007 (the “Operating Agreement”), is made is effective as of June 2, 2009 among Cornerstone Industrial Properties, LCC, a California limited liability company, and the Members of the Fund.

RECITALS

A.           Subsection 11.1 (a) of the Operating Agreement provides that the Fund shall dissolve and it affairs be wound up on or before the first to occur of the following events: (a) December 31, 2010; (b) the entry of a decree of judicial dissolution, as provided under the Limited Liability Fund Law; or (c) by consent of a majority of the Unitholders by Percentage Interest.

B.           The Members of the Fund holding a majority of the Percentage Interests have consented to and approved this Amendment in accordance with the Operating Agreement.

C.           Certain capitalized terms used in this Amendment shall have the meanings given them in the Operating Agreement.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.	Amendment of Article 11. Section 11.1 of Article 11 of the Operating Agreement is hereby amended in its entirety as follows:

“11.1           Dissolution.  The Fund will dissolve and it affairs be wound up on or before the first to occur of the following events: (a) December 31, 2012; (b) the entry of a decree of judicial dissolution, as provided under the Limited Liability Fund Law; or (c) by consent of a majority of the Unitholders by Percentage Interest. None of the events set forth in Section 1735(d) of the Limited Liability Company Law will cause or result in dissolution of the Fund, and the occurrence of any such events will have no effect on the Fund or its continuing existence. All the Members are hereby deemed to consent to continue the Fund without interruption upon the occurrence of any such events to the extent that this Agreement is determined not to control whether dissolution has occurred upon the occurrence of any such events.

2.
No Other Amendments.  Except as set forth in this Amendment, no other additions, modifications or deletions to or from the Operating Agreement are intended to be made hereby and the Operating Agreement shall remain in full force and effect in all other respects in accordance with its terms.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be made effective as of the date first written above.

“MANAGING MEMBER”

CORNERSTONE INDUSTRIAL PROPERTIES, LLC, a California limited liability company

By:	CORNERSTONE VENTURES, INC., a California corporation Its Manager

	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel, President

“UNITHOLDERS”

By:
CORNERSTONE INDUSTRIAL PROPERTIES, LLC, a California limited liability company, the Managing Member, as attorney-in-fact for the Unitholders set forth in the books and records of the Fund, pursuant to Section 12.6 and each such Unitholder’s Subscription Agreement.

By:	CORNERSTONE VENTURES, INC., a California corporation, It’s Manager

	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel, President

AMENDMENT NO. 3 TO

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CORNERSTONE REALTY FUND, LLC

This Amendment No. 3 (this “Amendment”) to the Operating Agreement of Cornerstone Realty Fund, LLC (the “Fund”) made effective as of July 19, 2001, amended and restated effective as of June 30, 2003 and further amended as of February 28, 2007 and June 2, 2009 (the “Operating Agreement”), is made is effective as of April 27, 2010 among Cornerstone Industrial Properties, LCC, a California limited liability company, and the Members of the Fund.

RECITALS

A.           The Members of the Fund holding a majority of the Percentage Interests have consented to and approved this Amendment in accordance with the Operating Agreement.

B.           Certain capitalized terms used in this Amendment shall have the meanings given them in the Operating Agreement.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

2.	Amendment of Article 9. Section 9.3 of Article 9 of the Operating Agreement is hereby amended in its entirety as follows:

“9.3.          Borrowing Policies.  The Members acknowledge that funds may be required in addition to the Capital Contributions made pursuant to Section 4.1 hereof in order to meet the Operating Expenses of the Fund and to fund Distributions declared and paid in anticipation of future cash flows (collectively, the “Permitted Purposes”).  All additional funds required for such Permitted Purposes will be obtained from the proceeds of secured or unsecured loans pursuant to such terms, provisions and conditions and in such manner as the Managing Member shall determine.  The Fund will not borrow funds for any purpose other than a Permitted Purpose, including, without limitation, for the purpose of acquiring or holding any Properties.  The aggregate borrowings of the Fund for Permitted Purposes will not exceed ten percent of the Capital Contributions of all Members and will be reviewed by the Managing Member at least quarterly.  In the event the Fund borrows money from the Managing Member or an Affiliate of the Managing Member, the Managing Member or Affiliate shall make such loan to the Fund at the Managing Member’s or Affiliate’s cost of borrowing but not in excess of the cost charged by unrelated lending institutions on comparable loans for the same purpose.”

2.
No Other Amendments.  Except as set forth in this Amendment, no other additions, modifications or deletions to or from the Operating Agreement are intended to be made hereby and the Operating Agreement shall remain in full force and effect in all other respects in accordance with its terms.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be made effective as of the date first written above.

“MANAGING MEMBER”

CORNERSTONE INDUSTRIAL PROPERTIES, LLC, a California limited liability company

By:	Cornerstone Ventures, Inc., a California corporation Its Manager

	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel, President

“UNITHOLDERS”

By:
Cornerstone Industrial Properties, LLC, a California limited company, the Managing Member, as attorney-in-fact
for the Unitholders set forth in the books and records of the
Fund, pursuant to Section 12.6 and each such Unitholder’s
Subscription Agreement

By:	Cornerstone Ventures, Inc., a California corporation, Its Manager

	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel, President